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                                                                   EXHIBIT 10.13

                             AGREEMENT FOR THE SALE
                           AND PURCHASE OF REAL ESTATE

         THIS AGREEMENT, entered into this 26th day of April, 2001, by and between DPD ENTERPRISES, INC., a Georgia corporation, ("Seller"), and C&S BANCORPORATION, INC., a Georgia Corporation, ("Purchaser");

                                   WITNESSETH:

         For and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.       PURCHASE AND SALE

         Upon the terms and conditions hereinafter set forth, Seller agrees to sell and Purchaser agrees to purchase an approximately 1.50 acre parcel, known as Out--Parcel 2, Mill Creek Center, Pooler, Chatham County, Georgia, as shown on the plat labeled Exhibit A attached hereto and made a part hereof (the "Property").

2.       EARNEST MONEY

         Purchaser shall pay to the Escrow Agent (as hereinafter defined) $25,000.00 within seven (7) days of the Effective Date (as hereinafter defined) ( the "Earnest Money"). Said sum shall be held by the Escrow Agent and applied or disbursed in accordance with the terms of this Agreement.

3.       PURCHASE PRICE

         3.1 The purchase price ("Purchase Price") for the Property to be paid by Purchaser to Seller at the Closing and consummation of the purchase and sale of the Property as contemplated herein (the "Closing" and the date of such Closing, the "Closing Date") shall be $975,000.00.

         3.2 The Purchase Price shall be paid at Closing by immediately available funds, less a credit for the Earnest Money.

         3.3 The Purchase Price shall be adjusted to reflect the prorations between Purchaser and Seller in paragraph 7 below.

4.       [RESERVED]


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5.       CLOSING

         The Closing shall be held on or before sixty (60) days from the date of the last execution of this Agreement ("Effective Date"), during normal business hours at the offices of Bouhan, Williams & Levy, Savannah, Georgia.

6.       CONVEYANCE OF TITLE

         6.1 At the Closing, Seller shall convey to Purchaser "good and marketable fee simple title" to the Property by Limited Warranty Deed. "Good and marketable fee simple title" shall be such title as is acceptable to a reasonable purchaser using the State Bar of Georgia Title Standards, as currently published, as the criteria to marketability of the title required hereby, and is insurable by a title insurance company acceptable to Purchaser at standard rates and without exception other than the Permitted Exceptions as defined herein.

                  Title to the Property shall be conveyed by Seller to Purchaser free of all liens, leases and encumbrances with the following exceptions (the "Permitted Exceptions"):

                  (a) Current state and county ad valorem property and sanitary sewer taxes not yet due and payable;

                  (b) General utility, sewerage and drainage easements affecting the Property which do not interfere with Purchaser's intended use of the Property or impose obligations or burdens upon Purchaser;

                  (c) Any matter which would be disclosed by an accurate survey and inspection of the Property as to which Purchaser does not object within the Inspection Period; and

                  (d) Notwithstanding any provision hereof to the contrary, the Property shall not be subject to any covenants, restrictions and agreements which restrict the use of the Property for banking purposes.

         6.2 At the Closing, Seller shall execute and deliver to Purchaser the Limited Warranty Deed, a standard form owner's affidavit and a certificate with respect to Seller's non--foreign status sufficient to comply with the requirements of Section 1445 of the Internal Revenue Code, commonly known as the Foreign Investment in Real Property Tax Act of 1980, and all regulations applicable thereto ("FIRPTA"). In addition, Seller shall execute and deliver such other documents as Purchaser may reasonably require to effect or complete the transaction contemplated by this Agreement and for Purchaser to obtain an owner's policy of title insurance. Seller shall pay the State of Georgia Transfer Tax and Seller's attorney's fees.

         6.3 At the Closing, Purchaser shall execute and deliver to Seller such documents as Seller may reasonably require to effect or complete the transaction contemplated by this Agreement. Purchaser shall pay Purchaser's attorney's fees and other closing costs, and any utility/availability and capacity fees.

7.       PRORATIONS

         At the Closing, all ad valorem property taxes and assessments of any kind on the Property for the year of the Closing shall be prorated between Purchaser and Seller as of midnight of the day prior to Closing. Such proration shall be based upon the latest ad valorem property tax and assessment bills available.


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8.       INSPECTION

         8.1 Purchaser shall have a period of forty-five (45) calendar days after the Effective Date of this Agreement (the "Inspection Period") within which to examine, examine title, inspect and review the Property at Purchaser's expense to determine the suitability of the Property for Purchaser's intended use including, without limitation, verification of zoning, utility usage and inspect fees, environmental assessment and ability to secure approvals from applicable governmental agencies to develop the Property in accordance with Purchaser's intended use. In the event Purchaser determines, within the Inspection Period, that the Property is not suitable for its intended use, Purchaser shall have the right to terminate this Agreement by giving written notice to Seller of such termination prior to the expiration of the Inspection Period. If Purchaser so terminates this Agreement within the Inspection Period, then the Earnest Money shall be promptly returned to Purchaser, and this Agreement shall thereupon become null and void, and neither party shall have any further rights or obligations hereunder except as expressly provided. If Purchaser fails to so terminate this Agreement within the Inspection Period, then Purchaser shall be deemed to have waived such right to terminate and shall be obligated to close this transaction as contemplated herein.

         8.2 Purchaser indemnifies and holds Seller harmless from and against any and all loss or damage Seller may incur and any and all liens that may arise as a result of Purchaser's activities or the activities of Purchaser's agents, representatives or designees on the Property and against any and all claims for death or injury to persons or properties arising out of or connected with Purchaser's (or its agents, representatives or designees) going upon the Property pursuant to the provisions of this Paragraph or otherwise, and against all costs, expenses and liabilities occurring in or in connection with any such claim or proceeding brought thereon, including, without limitation, court costs and reasonable attorneys' fees. This indemnity shall survive the Closing or any termination of this Agreement.

9.       [RESERVED].

10.      NOTICES

         All notices, demands and deliveries of surveys and any and all other communications that may be or are required to be given to or made by either party to the other in connection with this Agreement shall be in writing and shall be deemed to have been properly given if delivered in person, or sent by overnight commercial courier or by registered or certified mail, return receipt requested, to the addresses set out below or at such other address as specified by written notice and delivered in accordance herewith:

         SELLER:           Mr. Dharmendra K. Patel

         PURCHASER:        Mr. Brian R. Foster
                           C&S Bancorporation, Inc.
                           P. O. Box 1248
                           Savannah, Georgia 31402-1248.

         For the purposes of this Agreement, the time of actual delivery, as evidenced by a signed receipt therefor, if made in person, or one day after deposit in the ordinary course of business, if by overnight commercial courier, or the date of postmark, if by mail, shall be deemed the date of any notice, demand or delivery. Rejection or other refusal to accept or inability to deliver


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because of changed address of which no written notice was given shall be deemed to be receipt of such notice, demand or delivery. By giving at least five days prior written notice thereof to all other parties hereto, a party hereto may from time-to-time and at any time change its mailing address hereunder.

11.      [RESERVED]

12.      ASSIGNMENT.

         Purchaser shall have the right to assign this Agreement to any person(s), partnership or corporation, without the prior written consent of Seller.

13.      DEFAULT

         In the event the transaction contemplated hereby is not closed because of Purchaser's default, the Earnest Money shall be retained by Seller, and, in addition, Seller shall have all rights and remedies available at law and in equity for Purchaser's breach. In the event the transaction contemplated hereby is not closed because of Seller's default, then the Earnest Money shall be refunded promptly to Purchaser and Purchaser shall have all rights and remedies available at law or in equity for Seller's breach.

14.      ESCROW AGENT

         The Escrow Agent referred to above shall be Richard F. Zittrouer and Colonial Investment Group. The Escrow Agent shall not be charged with any knowledge until such facts are communicated to the Escrow Agent in writing. The Escrow Agent shall not be required to institute or maintain any litigation unless indemnified to his satisfaction for his counsel fees, costs, disbursements and all other expenses and liabilities to which he may, in his judgment, be subjected in connection with such action, except with respect to matters arising out of the gross negligence or willful misconduct of Escrow Agent. Seller and Purchaser shall at all times indemnify the Escrow Agent against all actions, proceedings, claims or demands arising out of this transaction, except with respect to matters arising out of the gross negligence or willful misconduct of Escrow Agent. Upon failure of Purchaser to comply with the requirements as set forth herein and pursuant to Paragraph 13 hereof, Escrow Agent shall be empowered to dispose of the Earnest Money Deposit as provided for in said paragraph without incurring any liability. In the event of a dispute between Seller and Purchaser which cannot be resolved, Escrow Agent shall have the option to deposit the Earnest Money Deposit into a court of competent jurisdiction pending resolution of the deposition of said funds and to interplead Seller and Purchaser in respect thereof, and upon depositing said funds, Escrow Agent shall bear no further responsibility.

15.      [RESERVED]

16.      [RESERVED]

17.      POSSESSION

         Seller shall deliver actual possession of the Property to Purchaser at Closing.


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18.      SURVIVAL OF CERTAIN PROVISIONS

         All terms, provisions, conditions or obligations set forth in Paragraphs 8, 10, 11 and 14 of this Agreement shall survive the Closing and shall inure to the benefit of and be binding upon the respective parties hereto, their successors and assigns. Except as set forth in the preceding sentence, the provisions of this Agreement shall not survive the Closing, but shall merge into the documents executed and delivered at the Closing.

19.      MISCELLANEOUS

         19.1 This Agreement shall be construed and interpreted under the laws of the State of Georgia.

         19.2 Time is of the essence in complying with the terms, conditions and agreements of this Agreement.

         19.3 This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and no representations, inducements, promises or agreements, oral or otherwise, between the parties and not expressly stated herein, shall be of any force or effect.

         19.4 This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

         19.5 Any amendment to this Agreement shall not be binding upon Purchaser and Seller unless such amendment is in writing duly executed by both Purchaser and Seller.

         19.6 Upon Purchaser's execution and delivery of this Agreement to Purchaser, this Agreement shall be deemed an offer by Purchaser to Seller open for acceptance until 5:00 P.M. on the ___ day of April, 2001, by which time a fully executed copy of this Agreement must be delivered by Seller to Purchaser; otherwise, this offer shall be terminated and of no further force or effect.

         19.7 The provisions of this Agreement concerning disbursement of the Earnest Money, Purchaser's entering upon the Property and any others expressly so indicating shall survive termination.


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20.      CLOSING COSTS. All closing costs and prepaids are to be paid by
         Purchaser. Seller shall pay State Transfer Tax.

         IN WITNESS WHEREOF, Seller and Purchaser have caused this instrument to be executed, under seal, as of the day and year first above written.

                                             SELLER:

Signed, sealed and delivered in the          DPD ENTERPRISES, INC.
presence of:


/s/ Witness                                  By: /s/ President
--------------------------------------          --------------------------------
Unofficial Witness                           Title: President


/s/ Tina Saxon Morris
--------------------------------------
Notary Public
                                             Date of Execution: 4/26/2001

                                             PURCHASER:

Signed, sealed and delivered in the          C&S BANCORPORATION, INC.
presence of:


/s/ Ann B. Crowder                           By: /s/ Brian R. Foster
--------------------------------------          --------------------------------
Unofficial Witness                              Title: President and Chief Executive Officer


/s/ Dorothy L. Rhodes                        Date of Execution: 4/18/2001
--------------------------------------
Notary Public


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